Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Contact: Cathy Cooper

206-777-8246

Friday, January 8, 2010

FOR IMMEDIATE RELEASE

Washington Federal Acquires Loans and Deposits

of Horizon Bank of Bellingham, Washington

SEATTLE, WASHINGTON –Washington Federal, Inc. (NASDAQ-WFSL), parent company of Washington Federal, today announced its acquisition of certain assets and liabilities, including most of the loans and deposits, of Horizon Bank, headquartered in Bellingham Washington. As of September 30, 2009, Horizon reported total assets of $1.3 billion and total deposits of $1.2 billion. Horizon Bank operated 18 full-service offices, four commercial loan centers and four real estate loan centers throughout Whatcom, Skagit, Snohomish and Pierce Counties in Washington.

Roy M. Whitehead, Chairman, President and Chief Executive of Washington Federal commented, “We wish to extend the warmest welcome to the customers and employees of the former Horizon Bank. While Washington Federal is not new to Northwest Washington, the addition of this new customer base and the associated branches will materially increase our prominence there. Branches will open under new ownership tomorrow morning; otherwise, it will be business as usual for all Horizon Bank customers”.

Under terms of the Purchase and Assumption agreement with the Federal Deposit Insurance Corporation (FDIC), Washington Federal agreed to an asset discount and FDIC loss sharing on loans. The Company anticipates that this transaction will be accretive to earnings beginning in the 2nd fiscal quarter.

Washington Federal Savings operates 168 offices in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. Established in 1917, the Company provides residential real estate loans, commercial real estate financing, consumer deposit accounts and business banking. On September 30, 2009, the Company reported $12.6 billion in assets, $7.8 billion in deposits and $1.7 billion in stockholders’ equity.

To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

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